E-LOAN, Inc. Reports Fourth Quarter and Annual Results for 2004

Q4 2004 Total Revenue of $36.2 Million and EPS of $0.02 Per Share;
Q4 2004 Total Revenue Up 36% and Home Equity Revenue Up 53% from Q4 2003;
Revenue for 2004 of $135 Million and EPS of $0.01 Per Share Exceed Guidance;
Record Annual Diversified Revenue for 2004 Totaled $98 Million Up 22% from 2003;
E-LOAN President and COO, Mark Lefanowicz Promoted to Chief Executive Officer;
Initial 2005 Guidance of $165 Million Revenue and Pre-Tax EPS of $0.13 Per Share

        Pleasanton, Calif. – February 17, 2005 – E-LOAN, Inc. (Nasdaq: EELN), an online consumer direct lender, today reported results for the fourth quarter and year ended December 31, 2004. The company also announced today that it promoted its current President and Chief Operating Officer, Mark Lefanowicz, to Chief Executive Officer assuming the role from founder, Chris Larsen, who remains as Chairman.

Overview of Results

   Fourth Quarter 2004 Results

o	Total revenue of $36.2 million, up 36% from Q4 2003.

o	Net income for the fourth quarter of 2004 was $1.0 million or $0.02 per share on 66.7 million diluted shares, up from $200 thousand net income in Q4 2003.

o	Diversified revenue — comprising total revenue, excluding prime refinance mortgage – was $25.2 million, up 33% from Q4 2003, which accounted for 70% of E-LOAN’s total revenue in Q4 2004.

o	Home Equity revenue was $12.3 million, up 53% from Q4 2003. Home equity sold loan volume and revenue per loan increased 17% and 45%, respectively, in the quarter compared to Q4 2003.

o	Diversified mortgage revenue – comprising purchase and non-prime mortgage – was $8.8 million, up 10% from the fourth quarter of 2003. Diversified mortgage sold loan volume decreased 9% in the quarter compared to Q4 2003, offset by a 26% increase in revenue per loan compared to Q4 2003.

o	Auto revenue was $2.8 million, up 8% from Q4 2003. Auto sold loan volume decreased 10% in the quarter compared to Q4 2003, offset by a 10% increase in revenue per loan compared to Q4 2003.

o	Refinance mortgage revenue was $11 million, up 45% from Q4 2003. Refinance mortgage sold loan volume and revenue per loan increased 34% and 25%, respectively, in the quarter compared to Q4 2003.

o	Direct margin – defined as revenue minus variable and fixed operations expense – was $18.4 million, up 58% from Q4 2003.

o	Marketing expense totaled $11.9 million, up 24% from Q4 2003.

o	General and administrative expenses totaled $3.3 million, up 85% from Q4 2003. The majority of the $1.5 million increase compared to Q4 2003 is due to expenses related to Sarbanes-Oxley compliance efforts.

Annual 2004 Results

o	Total revenue for the year ended 2004 was $135 million, down 11% from 2003.

o	Net income for the fiscal year ended 2004 was $805 thousand or $0.01 per share on 66.1 million diluted shares, down from $23 million net income in 2003.

o	The decline in 2004 total revenue and income as compared to 2003 is due to a significant drop in the mortgage refinance market in 2004.

o	Diversified revenue — comprising total revenue, excluding prime refinance mortgage – was $98 million in 2004, up 22% from $80 million in 2003.

o	Total diversified revenue accounted for 73% of E-LOAN’s total revenue in 2004 compared to 53% in 2003.

o	Sold loan volume for the year 2004 totaled $5.2 billion.

o	Cash balance grew to $55 million or $0.83 per share as of December 31, 2004, compared to $34 million as of December 31, 2003.

          “By delivering solid results and record diversified revenue in 2004, we demonstrated the responsiveness of our business model to an ever changing interest rate environment,”said Chris Larsen, founder and Chairman of E-LOAN. “During the year we also made outstanding progress in our capital markets execution, positively impacting revenue per loan, operations cost per loan, and the company’s cash balance.”

          Larsen continued, “We believe the progress we made in 2004, combined with the immense opportunity for online lending and our unique brand, has positioned us well for growth in 2005 and beyond. “

Executive Promotion

          E-LOAN today announced that it has promoted its President and Chief Operating Officer, Mark Lefanowicz, to Chief Executive Officer. E-LOAN’s founder, Chris Larsen, will remain Chairman of the Board of Directors and continue to be actively involved in the strategic direction of the company.

          “Over the course of Mark’s tenure at E-LOAN he has repeatedly demonstrated his deep understanding of our business and dexterity as a strategist and tactician,” said Chris Larsen, founder and Chairman of E-LOAN. “His contributions to the company’s progress, and commitment to our pro-consumer values have made him an invaluable asset to E-LOAN. His promotion marks another natural and important step in the growth of the company.”

          Mr. Lefanowicz has served as a Director of E-LOAN since October 2002 and was appointed Chief Operating Officer in January 2004. In June 2004, Mr. Lefanowicz was promoted to President of E-LOAN. In addition to his new role as Chief Executive Officer, Mr. Lefanowicz will maintain his position as President and continue to serve as a Director of E-LOAN.

          “I will continue to work with Chris to develop and execute the strategies that further E-LOAN’s mission to serve consumers by making the lending experience more open, fair and lower cost while capitalizing on the remarkable market opportunity before us,”said Mark Lefanowicz, Chief Executive Officer and President of E-LOAN.

Financial Guidance

          “We’re pleased to provide our initial financial guidance for 2005,” said Matt Roberts, E-LOAN’s Chief Financial Officer. “We expect total 2005 revenues of approximately $165 million – representing a 22 percent improvement over 2004 results. In 2005, we anticipate that diversified revenue will grow to approximately $122 million, comprising 74 percent of total revenue, and representing a 25 percent increase over our 2004 diversified revenue. We expect 2005 pre-tax EPS of approximately $0.13 per share compared to EPS of $0.01 per share in 2004"

Key assumptions in the forecast for 2005 are as follows:

o	10-year Treasury rates of 4.0 to 5.0 % for the remainder of the year.

o	E-LOAN total 2005 sold loan volume of approximately $5.8 billion.

o	Marketing spend of approximately $58 million.

o	Combined technology and G&A expense of $20 million.

o	Average diluted shares outstanding of 68 million.

Operating and Financial Tables

Revenues

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Components of Revenue ($ in thousands)	Q4 2004		Q3 2004		Q4 2003
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$9,530	26%	$6,823	19%	$7,356	28%
Interest Income on Refi Mortgage	1,464	4%	472	1%	213	1%
Diversified Mortgage (1)	7,403	20%	7,598	22%	6,513	25%
Interest Income on Diversified	1,423	4%	688	2%	1,549	6%
Mortgage
Home Equity	10,709	30%	13,216	38%	7,063	27%
Interest Income on Home Equity	1,586	4%	930	3%	988	4%
Auto (2)	2,784	8%	3,665	10%	2,568	10%
Closing Services (3)	1,065	3%	1,407	4%	--	--
Other (4)	272	1%	299	1%	311	1%
Total Revenue	$36,236	100%	$35,098	100%	$26,561	100%
Total Diversified Revenue (5)	$25,242	70%	$27,802	79%	$18,992	72%

(1)    Diversified Mortgage comprises purchase and non-prime mortgage loans.

(2)   Auto Revenues include interest income from the retained interest asset.

(3)   Closing Services Revenues are from Escrow Closing Services, Inc., a wholly-owned subsidiary, which provides mortgage closing services, including HUD-1 Settlement Statement and document preparation, signing, disbursement and recordation services for a portion of our Home Equity business.

(4)     Other Revenue comes from credit monitoring services and credit card, personal loan and student loan referrals.

(5)     Diversified Revenue is comprised of total revenues excluding prime refinance mortgage and its related interest income.

Loan Volume

The following table provides a comparison of unit and volume statistics:

	Q4 2004		Q3 2004		Q4 2003
	$ Millions	Loans	$ Millions	Loans	$ Millions	Loans
Sold Loans
Refinance Mortgage	$447	2,037	$332	1,568	$333	1,748
Diversified Mortgage	354	1,931	378	1,948	391	2,217
Home Equity	321	6,309	404	7,954	273	6,004
Auto	144	8,729	177	10,780	159	8,860
Total Sold Loans	$1,266	19,006	$1,290	22,250	$1,156	18,829
Closed Loans
Refinance Mortgage	$440	2,002	$340	1,599	$324	1,701
Diversified Mortgage	342	1,845	388	2,015	379	2,133
Home Equity	313	6,163	408	8,049	278	6,088
Auto	143	8,655	177	10,773	156	8,682
Total Closed Loans	$1,237	18,665	$1,312	22,436	$1,138	18,604

Direct Margin

Direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q4 2004		Q3 2004		Q4 2003
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Mortgage	$10,225	60%	$7,353	51%	$6,787	49%
Mortgage Interest Margin	1,114	39%	584	50%	976	55%
Home Equity	5,283	49%	7,148	54%	2,462	35%
Home Equity Interest Margin	727	46%	430	46%	478	48%
Auto	641	23%	1,673	46%	625	24%
Closing Services	161	15%	152	11%	--	--
Other	272	100%	299	100%	311	100%
Total	$18,423		$17,639		$11,639

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that exists between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications.

Conversion %	Q4 2003	Q1 2004	Q2 2004	Q3 2004
Mortgage
Pre-Approval	6%	6%	7%	7%
Purchase	17%	20%	13%	14%
Refinance	21%	22%	19%	21%
Total Mortgage	13%	16%	13%	14%
Home Equity	36%	34%	35%	33%
Auto	26%	28%	27%	27%

Conference Call and Webcast

          Chris Larsen, Founder and Chairman of E-LOAN, will host a conference call to discuss the company’s fourth quarter 2004 financial results today, February 17 at 7:30 a.m. (PST). Please dial (712) 257-0021 at 7:25 a.m. (PST) and reference pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PST) on February 17, 2005 until 11:59 p.m. (PST), February 24, 2005. The replay may be accessed by dialing (402) 998-1398. A live webcast and replay of the conference call will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN

E-LOAN is an online consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the unnecessary processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws. In June 2004, an independent study conducted by TRUSTe and The Ponemon Institute ranked E-LOAN as one of the top 20 most trusted companies for privacy in America. E-LOAN was the highest ranked online financial services company to make the top 20. Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through December 2004, E-LOAN has originated and sold over $24.1 billion in consumer loans.

(Statement of Operations and Balance Sheet to follow)
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E-LOAN, Inc.
Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$36,236	$26,561	$135,364	$152,707
Operating Expenses
Operations	17,813	14,922	66,478	69,716
Sales & marketing	11,873	9,553	47,617	41,368
Technology	2,296	1,854	8,824	8,414
General & administration	3,344	1,803	11,763	8,864

Total operating expenses	35,326	28,132	134,682	128,362

Income from operations	910	(1,571)	682	24,345
Other income, net	36	24	87	140

Income before taxes	946	(1,547)	769	24,485
Income taxes	87	1,737	36	(1,183)

Net income/(loss)	$1,033	$190	$805	$23,302

Net income/(loss) per share:
Income per share
Basic	$0.02	$0.00	$0.01	$0.38

Diluted	$0.02	$0.00	$0.01	$0.35

Weighted average shares
Basic	63,785	61,844	63,078	60,678

Diluted	66,653	66,215	66,087	66,037

E-LOAN, Inc. Consolidated Balance Sheet
(in thousands)

	December 31, 2004	December 31, 2003

ASSETS
Cash and cash equivalents ($2,350 and $4,850 restricted cash)	$55,066	$33,973
Loans held-for-sale	17,506	50,874
Accounts receivable, prepaids and other current assets	19,714	28,990
Fixed assets, net	12,014	11,484
Retained interests in auto loans - trading	13,954	11,658
Total assets	$118,255	$136,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Warehouse and other lines payable	$14,735	$44,283
Accounts payable, accrued expenses and other liabilities	16,632	10,366
Total liabilities	31,367	54,649
Stockholders' equity:
Common stock	64	62
Additional paid-in-capital	268,894	265,144
Accumulated deficit	(182,071)	(182,876)
Total stockholders' equity	86,888	82,330
Total liabilities and stockholders' equity	$118,255	$136,979